Exhibit 99.2

SilverBox Corp III Announces Closing of Upsized $138,000,000 Initial Public Offering

Austin, Texas, March 2, 2023 – SilverBox Corp III (the “Company”) today announced the closing of its upsized initial public offering of 13,800,000 units at a price of $10.00 per unit, including 1,800,000 units pursuant to the exercise of the over-allotment option in full. The units began trading on the New York Stock Exchange (NYSE) under the ticker symbol “SBXC.U” on February 28, 2023. Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant of the Company. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be traded on the NYSE under the symbols “SBXC” and “SBXC WS,” respectively.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination in any business or industry but intends to focus its search on a target business in an industry where it believes the expertise of its management team and its advisory group will provide it with a competitive advantage in completing a successful initial business combination.

Credit Suisse Securities (USA) LLC acted as sole book-running manager of the offering.

The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Credit Suisse Securities (USA) LLC: 6933 Louis Stephens Drive, Morrisville, NC, 27560, Attn: Prospectus Department or by e–mail at usa.prospectus@credit-suisse.com.

The registration statement relating to the securities became effective on February 27, 2023. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds from the offering. No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Gus Okwu

TrailRunner International

Mobile: 410-274-5035

Email: gus.okwu@trailrunnerint.com

Website: www.trailrunnerint.com